Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
866-641-5531

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL-YEAR 2013 RESULTS

Fourth Quarter 2013 in line with Expectations
3-Year Turnaround Plan Remains on Track
Company Provides Guidance for Full Year 2014

THOROFARE, N.J., March 31, 2014 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and full-year ended December 29, 2013.

In a separate press release today, the Company announced that it concluded the restatement of prior period results for the first nine months of 2013 and fiscal years 2012 and 2011.  The restatement of consolidated financial statements for the 2012 and 2011 fiscal years, as well as quarterly financial data for the first three quarters of 2013 and all four quarters of 2012 are complete and are included in the Company's Form 10-K for the fiscal year ended December 29, 2013, that was filed with the Securities and Exchange Commission today. All comparisons in this press release reflect restated financial results for those periods.

Fourth Quarter GAAP Results

Net revenues from continuing operations in the fourth quarter of 2013 decreased 3.0%, to $194.4 million from $200.5 million in the fourth quarter of 2012. Foreign currency translation effects resulted in a $0.6 million or 0.3% decrease in net revenues. During the quarter, gross profit margins were 38.8% compared with 39.4% in the 2012 fourth quarter.

Selling, general, and administrative (SG&A) expenses in the fourth quarter of 2013 decreased $6.5 million or 10.6% to $54.7 million from $61.1 million in the fourth quarter of 2012. The fourth quarter of 2013 included approximately $7.8 million ($5.2 million in SG&A) of additional cost reductions from the global restructuring initiatives and continued tight expense control. Operating expenses in the fourth quarter of 2013 included restructuring expenses ($6.3 million) and Shore to Shore acquisition costs associated with ongoing arbitration ($0.3 million) compared to the fourth quarter of 2012, which included restructuring expenses ($1.3 million) and acquisition costs ($0.2 million).

Operating income in the fourth quarter of 2013 was $5.5 million, $24.6 million higher when compared with $19.1 million of operating loss in the same period last year. Foreign currency translation effects resulted in a $1.0 million reduction in operating income.

Net loss from continuing operations in the fourth quarter of 2013 was $0.12 per diluted share, a $0.61 per share improvement over the net loss of $0.73 per diluted share in the same period last year.

Fourth Quarter Adjusted non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted non-GAAP operating income from continuing operations was $16.9 million in the fourth quarter of 2013, $2.2 million higher when compared with $14.7 million in the same period last year. Adjusted EBITDA was $24.4 million in the fourth quarter of 2013, $1.8 million higher when compared with $22.6 million in the fourth quarter of 2012. Adjusted non-GAAP net earnings from continuing operations was $0.30 per diluted share compared with $0.13 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "We finished the year as expected with revenue growth in key businesses, good expense management and strong cash flow.  I am pleased to report that our Merchandise Visibility™ business, including sales of RFID labels, increased nearly 75% over the same period last year as we continued the deployment of our RFID-enabled EAS solutions with global sports retailer and producer, Oxylane, and also completed our largest chain-wide rollout of RFID solutions to date at Kohl’s.

“Progress on my three-year plan continued with a 10% year-over-year reduction in selling, general and administrative expenses in the quarter and continuing improvements in our working capital management. Importantly, we delivered Checkpoint’s fifth consecutive period of year-over-year of operating income growth.

“Looking ahead to 2014, despite expectations that retailers will remain cautious, we are encouraged by the industry’s increasing adoption of RFID for inventory optimization and on-shelf availability. We will continue to focus on improving many of our internal processes while ensuring optimal execution and unwavering commitment to our customers.”

Debt Refinancing

Jeff Richard, Executive Vice President and Chief Financial Officer, stated, “In December 2013, we secured a new $200 million revolving credit facility, the terms of which will reduce our cost of debt from approximately six percent to two percent. We believe this financing demonstrates the strength of our balance sheet and provides Checkpoint with significantly greater financial flexibility to execute our short and long term operational and strategic plans.”

Global Restructuring

Global restructuring initiatives lowered costs in the fourth quarter of 2013 by an additional $7.8 million when compared with reductions achieved in the fourth quarter of 2012, with $5.2 million of the additional reductions attributable to SG&A. Cost reductions since the inception of the restructuring plan total $95.8 million, with $67.6 million attributable to SG&A. The Company expects to realize the full $108 million in total program reductions by the end of the third quarter of 2015.

Additional Cost Savings / Margin Enhancements

The Company will continue to develop additional cost savings and margin enhancement initiatives over and above those in the current global restructuring initiatives. The value of these opportunities currently is expected to be $10 million to $15 million by the end of 2014, with an annualized benefit of $15 million to $20 million.

Selected Discussion and Analysis of Fourth Quarter 2013 Results

•
Net revenues decreased 3.0% to $194.4 million compared with $200.5 million for the fourth quarter of 2012, principally due to a 2.7% organic decrease. Foreign currency translation effects resulted in a 0.3% decrease in net revenues.

◦
Merchandise Availability Solutions (MAS) revenues decreased 0.9% to $132.6 million, principally driven by fewer EAS hardware rollouts and the wind-down of our library EAS business, partially offset by strong growth in Hard Tag @ Source™, Alpha® and Merchandise Visibility™.

◦
Apparel Labeling Solutions (ALS) revenues decreased 8.4% to $47.5 million, driven by the exit from our Sri Lanka joint-venture, the impact of our LEAN initiatives and one less selling week vs. the prior year quarter, partially offset by growth in RFID labels.

◦	Retail Merchandising Solutions (RMS) revenues decreased 3.8% to $14.2 million, principally due to weaker demand in our indirect channel in European markets.

•	Gross profit margin was 38.8% compared with 39.4% for the fourth quarter of 2012.
◦
MAS gross profit margin was 42.1% compared with 42.3% in the fourth quarter of 2012. The decrease was primarily due to the mix of revenue among product lines, partially offset by higher margins in EAS systems, EAS labels and  Alpha®, primarily due to manufacturing cost reduction programs and improvement in customer mix.

◦
ALS gross profit margin was 30.3% compared with 29.1% in the fourth quarter of 2012. The increase was principally due to Project LEAN initiatives, partially offset by the mix of sales toward lower margin RFID labels.

◦
RMS gross profit margin was 36.3% compared with 50.0% in the fourth quarter of 2012. The decrease was due to higher pension costs, overhead under-absorption and increased inventory costs due to lower volumes.

•
SG&A expenses were $54.7 million compared with $61.1 million in the fourth quarter of 2012. The fourth quarter of 2013 included cost reductions totaling approximately $7.8 million ($5.2 million in SG&A) from the Expanded Global Restructuring Plan, including Project LEAN.

•	Operating income was $5.5 million compared with $19.1 million of operating loss in the fourth quarter of 2012.

•
Non-GAAP operating income was $16.9 million, or 8.7% of net revenues, compared with non-GAAP operating income of $14.7 million, or 7.3% of net revenues, in the fourth quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

•
Restructuring expense was $6.3 million resulting from the Expanded Global Restructuring Plan, including Project LEAN. Restructuring expense since its inception totals $76.9 million ($15.5 million non-cash).

•	The effective tax rate for the fourth quarter of 2013 was negative 8.9% compared with negative 31.8% for the fourth quarter of 2012.

•	EBITDA was $24.4 million, compared with $22.6 million in the fourth quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures).

•
Cash flow provided by operating activities was $25.3 million compared with $41.0 million in the fourth quarter of 2012. Cash flow was negatively impacted by incremental interest expense in connection with our December refinancing.  The fourth quarter of 2012 benefited from a significant reduction in working capital.

•
As of December 29, 2013, cash and cash equivalents were $121.6 million compared with $118.8 million as of December 30, 2012, and total debt was $91.6 million compared with $113.3 million as of December 30, 2012. Capital expenditures were $3.0 million in the fourth quarter of 2013.

Outlook for 2014

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is providing the following guidance for 2014. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $675 million to $715 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.60 to $0.70.

•	EBITDA is expected to be in the range of $68 million to $78 million.

Checkpoint Systems will host a conference call on, April 1, 2014, at 8:30 a.m Eastern Time, to discuss its fourth quarter 2013 results. The call will be simultaneously broadcast live over the Internet.  Listeners may access a webcast of the call at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the review of the Company’s accounting and accounting policies, including matters relating to the transaction previously reported in the Company’s current report on Form 8-K filed on June 17, 2011; the completion of the audit of consolidated financial statements, new determinations and calculations; additional time that may be required to complete the review and audit of the Company’s financial statements and its internal control over financial reporting. Actual events or results may differ materially from the Company’s expectations. There can be no assurance that the review or subsequent processes or filings will be timely completed, that any modifications or changes can be timely or effectively implemented, that errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements nor that adjustments for other periods will not be required. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process. Additional risks and uncertainties include the risk that a failure to provide our annual audited financial statements to our creditors on a timely basis could trigger a default under the terms of our debt covenants with our creditors; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)
	December 29, 2013	December 30, 2012
		(As Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,573	$118,829
Accounts receivable, net of allowance of $12,404 and $13,242	167,864	175,141
Inventories	83,521	82,225
Other current assets	29,119	33,435
Deferred income taxes	9,108	9,297
Assets of discontinued operations held for sale	—	29,864
Total Current Assets	411,185	448,791
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,267	1,748
PROPERTY, PLANT, AND EQUIPMENT, net	75,067	88,044
GOODWILL	185,864	182,741
OTHER INTANGIBLES, net	78,166	94,090
DEFERRED INCOME TAXES	38,131	41,557
OTHER ASSETS	9,813	12,144
TOTAL ASSETS	$799,493	$869,115
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$435	$4,367
Accounts payable	67,203	63,982
Accrued compensation and related taxes	24,341	27,478
Other accrued expenses	41,580	55,345
Income taxes	2,439	2,560
Unearned revenues	9,011	15,530
Restructuring reserve	8,175	9,579
Accrued pensions — current	5,013	4,687
Other current liabilities	19,536	25,855
Liabilities of discontinued operations held for sale	—	9,688
Total Current Liabilities	177,733	219,071
LONG-TERM DEBT, LESS CURRENT MATURITIES	91,187	108,921
FINANCING LIABILITY	35,068	31,621
ACCRUED PENSIONS	99,677	98,189
OTHER LONG-TERM LIABILITIES	36,436	41,424
DEFERRED INCOME TAXES	13,067	15,580
COMMITMENTS AND CONTINGENCIES	—	—
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,484,524 and 44,763,404 shares	4,548	4,476
Additional capital	434,336	424,715
Retained earnings	(23,284)	(4,356)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	2,245	306
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	346,325	353,621
NON-CONTROLLING INTERESTS	—	688
TOTAL EQUITY	346,325	354,309
TOTAL LIABILITIES AND EQUITY	$799,493	$869,115
* Derived from the Company’s audited Consolidated Financial Statements at December 29, 2013.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
		(As Restated)		(As Restated)
Net revenues	$194,387	$200,497	$689,738	$689,920
Cost of revenues	118,985	121,446	420,647	420,084
Gross profit	75,402	79,051	269,091	269,836
Selling, general, and administrative expenses	54,675	61,146	218,807	248,107
Research and development	3,835	3,591	17,524	16,400
Restructuring expenses	6,284	1,342	10,866	28,438
Asset impairment	4,820	—	4,820	—
Goodwill impairment	—	38,278	—	102,715
Litigation settlement	—	295	(6,584)	295
Acquisition costs	266	205	960	332
Other income	—	(4,652)	—	(3,907)
Other operating income	—	(2,043)	(578)	(2,043)
Operating income (loss)	5,522	(19,111)	23,276	(120,501)
Interest income	417	466	1,515	1,757
Interest expense	10,085	2,594	18,955	12,540
Other gain (loss), net	(423)	(1,760)	(3,936)	(1,731)
(Loss) earnings from continuing operations before income taxes	(4,569)	(22,999)	1,900	(133,015)
Income taxes expense	406	7,305	3,671	6,005
Net (loss) earnings from continuing operations	(4,975)	(30,304)	(1,771)	(139,020)
Loss from discontinued operations, net of tax (benefit) expense of ($136), $133, ($68) and $247	(171)	(4,129)	(17,156)	(7,959)
Net loss	(5,146)	(34,433)	(18,927)	(146,979)
Less: (loss) gain attributable to non-controlling interests	—	(174)	1	(529)
Net loss attributable to Checkpoint Systems, Inc.	$(5,146)	$(34,259)	$(18,928)	$(146,450)

Basic loss attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(0.12)	$(0.73)	$(0.05)	$(3.37)
Loss from discontinued operations, net of tax	—	(0.10)	(0.41)	(0.20)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.12)	$(0.83)	$(0.46)	$(3.57)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$(0.12)	$(0.73)	$(0.05)	$(3.37)
Loss from discontinued operations, net of tax	—	(0.10)	(0.41)	(0.20)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.12)	$(0.83)	$(0.46)	$(3.57)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from continuing operations plus non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP operating income (loss) from continuing operations :	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
		(As Restated)		(As Restated)
Net Revenues	$194,387	$200,497	$689,738	$689,920

GAAP operating income (loss)	5,522	(19,111)	23,276	(120,501)

Non-GAAP Adjustments:

Management transition expense	—	—	1,173	2,942
Restructuring expenses	6,284	1,342	10,866	28,438
Asset impairment	4,820	—	4,820	—
Goodwill impairment	—	38,278	—	102,715
Litigation settlement	—	295	(6,584)	295
Acquisition costs	266	205	960	332
Other income (a)	—	(4,652)	—	(3,907)
Other operating income (b)	—	(1,657)	(248)	(1,657)
Adjusted Non-GAAP operating income	$16,892	$14,700	$34,263	$8,657
Other gain (loss), net (c)	21	(371)	152	—
Depreciation and amortization expense	6,279	7,179	26,373	30,369
Stock compensation expense	1,224	1,059	6,353	4,668
Adjusted EBITDA from continuing operations	24,416	22,567	67,141	43,694

GAAP operating margin	2.8%	(9.5)%	3.4%	(17.5)%
Adjusted Non-GAAP operating margin	8.7%	7.3%	5.0%	1.3%

(a) Represents the income statement impacts of the legal and forensic costs incurred and related insurance recoveries due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.

(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

(c) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter Ended		Twelve Months Ended
Reconciliation of GAAP to Non-GAAP (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc.:	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
		(As Restated)		(As Restated)
(Loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(4,975)	$(30,130)	$(1,772)	$(138,491)

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	1,173	2,942
Restructuring expenses, net of tax	5,073	1,488	8,820	23,884
Goodwill impairment, net of tax	—	38,288	—	102,715
Asset impairment, net of tax	4,636		4,636
Litigation settlement, net of tax	—	295	(6,584)	295
Acquisition costs, net of tax	266	205	960	332
Other income, net of tax (a)	—	(3,419)	—	(2,870)
Other operating income, net of tax (b)	—	(1,437)	(248)	(1,437)
Make-whole premium on debt and fee write-off, net of tax	7,989	—	9,157	2,263
Interest on financing liability, net of tax	382	342	1,457	1,325
Valuation allowance adjustment	(424)	(267)	(126)	283
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$12,947	$5,365	$17,473	$(8,759)

Reported diluted shares	41,786	41,195	41,521	41,000
Adjusted diluted shares	42,282	41,272	41,903	41,000

Reported net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$(0.12)	$(0.73)	$0.05	$(3.37)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.30	$0.13	$0.42	$(0.22)

(a) Represents the income statement impacts of the legal and forensic costs incurred and related insurance recoveries due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.

(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.